UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 0)*


                            WORLDQUEST NETWORKS, INC.
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, Par Value $0.10
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   98156W 10 5
 -------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 4, 2000
 -------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Settlement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]     Rule 13d-1(b)
          [X]     Rule 13d-1(c)
          [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP No. 98156W 10 5                          Page     2     of     5     Pages
          ------------                              ---------    ---------

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     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             B. Michael Adler and Eagle Venture Capital LLC

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     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [X]
                                                                    (b)   [ ]

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     3       SEC USE ONLY

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     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                        U.S.A.

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     Number of           5    SOLE VOTING POWER
      Shares
   Beneficially                     2,676,478
     Owned by            -------------------------------------------------------
       Each
     Reporting           6    SHARED VOTING POWER
      Person
       With                         2,676,478
                         -------------------------------------------------------

                         7    SOLE DISPOSITIVE POWER

                                    2,676,478
                         -------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                                    2,676,478

--------------------------------------------------------------------------------






     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      B. Michael Adler - 2,676,478
                         Eagle Venture Capital - 2,666,478

--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN  [ ]
             SHARES*

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      47.7%

--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*


                       IN, 00
--------------------------------------------------------------------------------

Item 1.
         (a)    Name of Issuer:
                      WorldQuest Networks, Inc.

         (b)    Address of Issuer's Principal Executive Offices:
                      16990 Dallas Parkway
                      Suite 220
                      Dallas, TX 75248
Item 2.

         (a) Name of Person Filing: B. Michael Adler and Eagle Venture Capital, LLC

         (b)    Business Address: 16690 Dallas Parkway, Suite 220, Dallas, Texas

         (c)    Citizenship: U.S.A.

         (d)    Title of Class of Securities: WorldQuest Networks Common Stock

         (e)    CUSIP Number 98156W 10 5

Item 3.  Not applicable

Item 4.  Ownership

(a) Amount beneficially owned: 2,676,478 share of which 2,666,478 are owned by Eagle Venture Capital, LLC, and 10,000 shares are represented by stock options issued to B. Michael Adler. Mr. Adler owns a controlling interest in Eagle Venture Capital, LLC.

(b) Percent of class: 47.7%

(c) Number of shares as to which the person has:

         (i)    Sole power to vote or to direct the vote 2,676,478.

         (ii)   Shared power to vote or to direct the vote 2,676,478 .

         (iii)  Sole power to dispose or to direct the disposition of 2,676,478.

         (iv) Shared power to dispose or to direct the disposition of 2,676,478 .

Item 5.  Ownership of Five Percent or Less of a Class

                Not applicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

                Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company

                Not applicable.

Item 8.  Identification and Classification of Members of the Group.

                See Exhibit A.

Item 9.  Notice of Dissolution of Group

                Not applicable.

Item 10.  Certification

         (a)    Not applicable

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my information and belief, I certify that the information set forth in this statement is true, complete, and correct.



February 11, 2000                                   Eagle Venture Capital, LLC
-----------------
Date

                                                    By: /s/ B. Michael Adler
                                                       ---------------------
                                                            B. Michael Adler




                                                        /s/ B. Michael Adler
                                                       ---------------------
                                                            B. Michael Adler